Exhibit 10(t)

EMPLOYMENT AGREEMENT

AGREEMENT dated as of this 1st day of August, 2008, by and between Crosstex International, Inc., a New York corporation (“Crosstex” or the “Company”) and Gary Steinberg (the “Employee”).

Introduction

Employee currently serves as an Executive Vice President of the Company pursuant to an Employment Agreement dated as of August 1, 2005 (the “Current Agreement”).  Employee and the Company desire to enter into a new employment agreement and to set forth herein the terms and conditions of Employee’s employment by the Company.  The Company is a wholly-owned subsidiary of Cantel Medical Corp., a Delaware corporation (“Cantel”). This Agreement will become effective on August 1, 2008 (the “Effective Date”), immediately upon expiration of the Current Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed by and between the Company and Employee as follows:

1.             Engagement and Term.  The Company hereby employs Employee and Employee hereby accepts such employment by the Company on the terms and conditions set forth herein, for the period commencing on the Effective Date and ending, unless sooner terminated in accordance with the provisions of Section 4 hereof, on July 31, 2010 (the “Employment Period”). As used in this Agreement, the term “Contract Year” shall refer to the period commencing on the Effective Date and ending July 31, 2009 and each twelve-month period thereafter during the term of this Agreement.

2.             Scope of Duties.  Employee shall be employed by the Company as its Chief Executive Officer.  Employee shall have such authority, powers and duties customarily attendant upon such position. Employee will be the principal executive officer of the Company, responsible for its overall operations.  If elected or appointed, Employee shall also serve, without additional compensation hereunder, in one or more offices of the Company and, if and when elected, as a director of the Company, provided that his duties and responsibilities are not inconsistent with those pertaining to his position as stated above.  Employee agrees to perform the duties associated with his employment to the best of his abilities, and shall faithfully devote his full business time and efforts so as to advance the best interests of the Company.  During the Employment Period, Employee shall not be engaged in any other business activity, whether or not such business activity is pursued for profit or other pecuniary advantage. Notwithstanding anything to the contrary contained herein, Employee may serve on the board of directors of not-for-profit entities, provided such entities are not competitors of the Company and such activities do not materially interfere with Employee’s duties hereunder.  Service on the board of directors of any other entities shall require prior consent of the President or Board of Directors of Cantel.  The principal place of employment of Employee shall be the executive offices of the Company

Execution Copy

in Hauppauge, New York.  In connection with his employment hereunder, Employer shall be entitled to the continued use of his existing office.

3.             Compensation.

3.1.          Base Salary.  In respect of services to be performed by Employee during the Employment Period, the Company agrees to pay Employee an annual base salary (“Base Salary”) of $375,000.  The Base Salary shall be payable at such regular times and intervals as the Company customarily pays its executive officers from time to time, but in no event less frequently than every second week.  The Base Salary shall be increased annually by 5% on August 1 of each Contract Year commencing August 1, 2009.

3.2.          Incentive Compensation.

3.2.1        Subject to the terms of this Section 3.2, Employee shall be entitled to an annual incentive bonus (the “Bonus”) for each Contract Year during the Employment Period in which the Company’s achieves at least 85% of its budgeted “Operating Income” approved under Section 3.2.2 below for such Contract Year.  Employee’s bonus target (the “Bonus Target”) will be an amount equal to 35% of the Base Salary in effect for such Contract Year.  The Bonus will be calculated as follows:

% Achievement of Budgeted Operating Income	Incentive Bonus
Less than 85%	0
85%	85% of Bonus Target

86% - 99%	86%-99% of Bonus Target (i.e., a percentage of the Bonus Target equal to the % achievement of the Budgeted Operating income)

100%	100% of Bonus Target

Greater than 100%

100% of Bonus Target plus an additional 2% of Bonus Target for every 1% increase in % achievement of Budgeted Operating Income (i.e., If 105% of Budgeted Operating Income is achieved, bonus is 110% of Bonus Target)

3.2.2        The Company shall prepare and approve a written budget for (and in advance of) each Contract Year, which shall reflect, among other things, the Company’s budgeted Operating Income (“Budgeted Operating Income”).

3.2.3        As used herein, the term “Operating Income” shall mean, for any Contract Year, the income (or loss) of the Company and its consolidated subsidiaries determined in accordance with generally accepted accounting principles from time to time in effect (“GAAP”) before provisions for income taxes.  For purposes of determining the Bonus under this Section 3, the actual Operating Income for each Contract Year shall be adjusted to exclude income (or loss) that is directly attributable to (x) the sale or distribution of assets not in the Company’s ordinary course of business, (y) transactions accounted for as extraordinary events in accordance with GAAP and (z) acquisitions by the Company of businesses (by merger, consolidation, acquisition of stock or assets or otherwise) during the Contract Year, including without limitation, acquisition costs and operations of the acquired businesses that closed during such Contract Year, but in each case were not reflected in the budget for such Contract Year.  In addition, for purposes of determining the extent to which the Budgeted Operating Income was achieved, Operating Income may be further adjusted in the sole discretion of the President of Cantel or the Compensation Committee of the Board of Directors of Cantel in accordance with Section 3.2.5 below to exclude non-recurring income and expenses as it believes are equitable and warranted under the circumstances, as determined on a case-by-case basis.

3.2.4        The Bonus for each Contract Year shall be determined as soon as practicable following the end of the immediately preceding Contract Year, and payable not later than thirty (30) days following completion of the Company’s audited financial statements for such Contract Year.

3.2.5        The Compensation Committee of the Board of Directors of Cantel, in consultation with the President of Cantel, shall make the final calculation of the Bonus and may make such adjustments thereto in its sole discretion, acting in good faith, as it believes are necessary to accomplish the intent of Section 3.2.

3.2.6        In the event that Employee is not employed hereunder during a full Contract Year, the amount of the Bonus for such year shall be equal to the product of (i) Bonus that would have been payable under this Section 3 had Employee been employed by the Company for the full Contract year and (ii) a fraction, the numerator of which shall be the number of days during such Contract Year that Employee is employed hereunder and the denominator of which shall be 365.  Notwithstanding the foregoing to the contrary, in the event that Employee’s employment is terminated on or prior to July 31, 2010 (i) by the Company for cause or (ii) by the Employee without Good Reason, Employee shall not be entitled to any Bonus under this Section 3.2 for the Contract Year in which the termination occurred.

3.3           Equity Compensation.  On August 1, 2009, the Company will cause Cantel to grant to Employee restricted stock awards (“RSAs”) for 5,000 shares and stock options (“Options”) to purchase 15,000 shares, with both the RSAs and Options vesting in three equal annual installments commencing on the first anniversary of the grant date. The Options will have a five year term and an exercise price equal to the closing price of Cantel’s common stock on the date of grant (or, if not a business day, the first business day immediately preceding the date of grant).  The RSAs and Options will have such other terms and conditions as are set forth in Cantel’s standard agreements for RSAs and Options. In the event of a termination of Employee’s employment (i) by the Company without cause prior to the expiration of the Employment Period, (ii) by Employee for “Good Reason” under Section 4.4, or (iii) due to the Company’s failure to offer Employee into a new employment agreement with Employee upon expiration of the Employment Period (with compensation terms at least as favorable to Employee as under the terms of this Agreement), prior to the full vesting of all of the Options and RSAs granted to Employee on or after May 23, 2008 (i.e., the Options becoming exercisable in their entirety and the RSAs ceasing to have any risks of forfeiture), then, all of such Options and RSAs shall automatically vest in full on the termination date of employment.

3.5           Other Benefits.

3.5.1        During the Employment Period, Employee shall be entitled to participate in all health, insurance and other benefit plans applicable generally to executive officers of the Company and (to the extent practicable) affiliates of the Company on the same basis as such officers, which benefits shall be at least as favorable as those in effect immediately prior to the Acquisition.

3.5.2        During the Employment Period, the Company shall pay Employee an automobile allowance of $750 a month.  Employee shall be entitled to receive reimbursement for reasonable out-of-pocket expenses related to the automobile, including, without limitation, cost of gas, oil, insurance and other costs incurred by Employee in operating and maintaining the automobile (exclusive of tolls (including tolls paid to commute to/from the Company’s Hauppauge office), other than for business related travel).  Employee will be responsible for keeping appropriate records regarding the use of said automobile, as instructed by Cantel or its accountants.

3.5.3        During the Employment Period, Employee will be entitled to five (5) weeks’ paid vacations and holidays consistent with the Company’s policy applicable to executives generally.  All vacations shall be scheduled at the mutual convenience of the Company and Employee and shall in no event exceed two consecutive weeks without the prior approval of the President of Cantel.

3.5.4        The Company will reimburse Employee for reasonable out-of-pocket expenses incurred in furtherance of the business of the Company (consistent with Cantel’s expense reimbursement policy in effect from time to time), including without limitation, entertainment, professional dues and similar items, upon the presentation of appropriate receipts or vouchers therefor, consistent with Cantel’s policy applicable to executives generally.

3.5.5        Employee will be entitled to such additional increases in Base Salary, bonuses, equity compensation and other benefits as may be determined from time to time by the Compensation Committee of the Board of Directors of the Company, in its sole discretion, in consultation with the President of the Company.

4.             Termination of Employment.  The provisions of Section 1 of this Agreement notwithstanding, this Agreement and Employee’s employment hereunder may be terminated in the manner and for the causes hereinafter set forth, in which event the Company shall be under no further obligation to Employee under this Agreement other than as specifically provided herein:

4.1.          If Employee is absent from work or otherwise substantially unable to assume his normal duties for a period of sixty (60) successive business days or an aggregate of ninety (90) business days during any consecutive twelve-month period during the Employment Period because of physical or mental disability, accident, illness, or any other cause other than vacation or approved leave of absence, the Company may thereupon, or any time thereafter while such absence or disability still exists, terminate the employment of Employee hereunder upon ten (10) days’ written notice to Employee.  For purposes of this Agreement, “disability” shall have the same meaning as set forth in the Company’s disability policy for Employee or, if none exists, Employee shall be deemed disabled if he has been unable to perform his duties for the time periods set forth above, all as determined in good faith by a physician mutually selected by the Company and Employee.

4.2.          In the event of the death of Employee, this Agreement shall immediately terminate.

4.3.          If Employee (a) willfully discloses in a manner inconsistent with his duties hereunder material trade secrets or other material confidential information related to the business of the Company or otherwise willfully violates a covenant set forth in Section 5 hereof; (b) willfully fails or refuses to carry out the business of the Company as lawfully directed or to substantially perform his duties with the Company after written demand for substantial performance is delivered to Employee by the President of Cantel, which demand specifically identifies the manner in which such officer believes that Employee has refused to carry out the Company’s business or not substantially performed his duties and which performance is not substantially corrected by Employee within thirty (30) days of receipt of such demand; (c) is convicted of, or shall have plead guilty or nolo contendere to, a felony or commits an act of dishonesty or moral turpitude, in the reasonable judgment of the Board of Directors of Cantel; or (d) abuses alcohol, prescription drugs or controlled substances in a manner interfering with the performance of Employee’s duties hereunder, after receipt from the Company of written notice of such abuse and, with respect to the first such notice only, failure to cure by Employee within thirty (30) days of such notice (provided, however, that there shall be no cure period if such abuse is related to or associated with an act of violence or injury to person or property), then the Company may, in addition to other rights and remedies available at law or equity, immediately terminate this Agreement upon written notice to Employee, with the “termination date” being the later of (i) the date of any such Company notice; or (ii) the expiration date of any relevant cure period.  Termination of Employee’s employment pursuant to the terms of this Section 4.3 shall be deemed for “cause.”

4.4           Employee may terminate this Agreement upon written notice to the Company given within thirty (30) days following the occurrence of an event constituting “Good Reason” as defined below (or within such other period as may be set forth below). For purposes hereof, “Good Reason” shall mean, without Employee’s express written consent, the occurrence of any one or more of the following:

(i)           the assignment to Employee of duties of a substantial nature and on a continuous or regular basis that are materially inconsistent with the duties of Employee, other than an assignment that is withdrawn by the Company within ten (10) days of its receipt of written notice thereof provided by Employee, or his representative; or

(ii)           the Company requiring Employee to be based at a location which is at least fifteen (15) miles further from Employee’s principal place of employment in effect as of the date hereof without Employee’s consent; or

(iii)          a material breach of the Agreement by the Company including, without limitation, a reduction in Employee’s Base Salary, and failure by the Company to cure such breach within thirty (30) days following receipt of such notice; or

(iv)          the occurrence of a “Change of Control” (as defined below); provided, however, that Employee may terminate his employment in connection with a Change of Control only if he gives not less than thirty (30) days’ written notice of termination to the Company and such notice is given not more than ninety (90) days following the occurrence of a Change of Control.  “Change in Control” as used herein shall mean (1) the sale by Cantel of more than 50% of its ownership interest in the Company, (2) the sale by the Company of all or substantially all of its assets, or (3) the sale of the Company by Cantel through a merger, consolidation or other transaction whereby the Company is no longer a direct or indirect subsidiary of Cantel, provided in each such case that neither Employee nor an affiliate of Employee is directly or indirectly the party acquiring the Company (or its assets).

4.5           In the event Employee’s employment shall be terminated by reason of the provisions of Section 4.1, 4.2 or 4.3, then in such event, the Company shall have no further obligation under this Agreement to make any payments to Employee or to bestow any benefits on Employee after the termination date, other than payments and benefits accrued and due and payable to Employee prior to the termination date.

4.6           In the event Employee’s employment hereunder is terminated by the Company without cause (i.e., for a reason outside the scope of Section 4.1, 4.2 and 4.3), then, in addition to payments and benefits accrued and due and payable to Employee prior to the termination date, the Company shall (A) continue payments to Employee of his Base Salary through (i) the end of the Employment Period or (ii) the end of the twelve month period following the termination date, whichever is longer, payable in equal installments according to the Company’s normal payroll schedule, and (B) pay to the Employee or his representatives for the three months following any such termination an amount equal to the monthly amount being paid by the Company at the time of termination to insure Employee and his spouse and/or dependents under any medical or dental health insurance plans then being maintained by the Company.  Subject to Section 3.4, the foregoing shall be Employee’s exclusive right and remedy against the Company for compensation or severance under this Agreement in the event of such termination.

4.7           If employee remains an employee of the Company through July 31, 2010 and (i) the Company does not offer to enter into a new employment agreement with Employee upon the expiration of the Employment Period (with compensation terms at least as favorable to Employee as under the terms of this Agreement) and (ii) Employee’s employment with the Company terminates upon expiration of the Employment Period or is terminated by the Company or Employee during the first three months thereafter (if Employee continues his employment without an employment agreement) for any reason whatsoever, other than termination by the Company for “cause” (as defined in Section 4.3), then Employee shall be entitled, as severance, to continue receiving his Base Salary in effect at the time of termination (which shall not be lower than the Base Salary in effect at the time of the expiration of the Employment Period) for a period of nine months following the date of termination, payable in equal installments according to the Company’s normal payroll schedule.

4.8           Code Section 409A Compliance.      Notwithstanding anything herein to the contrary, if any of the severance payments described in this Section 4 are subject to the requirements of Code Section 409A and the Company determines that Employee is a “specified employee” as defined in Code Section 409A as of the date of termination, then, to the extent required by Code Section 409A, such payments shall not be paid or commence earlier than the first day of the seventh month following the date of termination.

5.             Disclosure of Confidential Information, Assignment of Inventions, and Covenants Not to Compete.

The term “Company,” for purposes of this Section 5 only shall be deemed to include the Company, Cantel and all current and future subsidiaries (direct and indirect) of Cantel, except where the context suggests, or it is expressly stated, otherwise.

5.1.          Confidential Information.  Employee acknowledges that the Company possesses confidential information, know-how, customer lists, manufacturing, purchasing, merchandising and selling techniques and strategies, and other information used in its operations of which Employee has or will obtain knowledge, and that the Company will suffer serious and irreparable damages and harm if this confidential information were disclosed to any other party or if Employee used this information to compete against the Company.  Accordingly, Employee hereby agrees that except as required by Employee’s duties to the Company, Employee, without the consent of the President or Executive Vice President of Cantel, shall not at any time during or after the Employment Period disclose or use any secret or confidential information of the Company, including, without limitation, such business opportunities, customer lists, trade secrets, formulas, techniques and methods of which Employee currently has knowledge (whether learned by him as a director, officer, employee or shareholder of the Company or otherwise) or which he shall become informed during his employment hereunder, whether learned by him as an employee of the Company, as a member of its Board of Directors or otherwise, and whether or not developed by Employee, unless legally required to do so or such information shall be or becomes public knowledge other than as a result of Employee’s direct or indirect disclosure of the same.

5.2.          Patent and Related Matters.

5.2.1.       Inventions.  Employee will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement and idea (whether or not shown or described in writing or reduced to practice), and device, design, apparatus, process, and work of authorship, whether or not patentable, copyrightable or registerable, which is made, developed, perfected, devised, conceived or first reduced to practice by Employee, either solely or in collaboration with others, during the Employment

Period, whether or not during regular working hours (hereinafter collectively referred to as the “Inventions”).  Employee, to the extent that he has the legal right to do so, hereby acknowledges that any and all of the Inventions are property of the Company and hereby assigns and agrees to assign to the Company any and all of Employee’s right, title and interest in and to any and all of the Inventions.

5.2.2.       Limitation.  It is further agreed, and Employee is hereby notified, that the above agreement to assign the Inventions to the Company does not apply to an Invention for which no equipment, supplies, facility or confidential information of the Company was used and which was developed entirely on Employee’s own time, and

(i)            which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or

(ii)           which does not result from any work performed by Employee for the Company.

5.2.3.       Assistance.  Upon request and without further compensation therefor, but at no expense to Employee, and whether during the Employment Period or thereafter, Employee will do all lawful acts, including, but not limited to, the execution of documents and instruments and the giving of testimony, that in the reasonable opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending or enforcing United States and foreign copyrights and Letters Patent, including, but not limited to, design patents, on any and all of the Inventions, and for perfecting, affirming and recording the Company’s complete ownership and title thereto, and to reasonably cooperate otherwise in all proceedings and matters relating thereto.

5.2.4.       Records.  Employee will keep complete, accurate and authentic accounts, notes, data and records of all the Inventions in the manner and form requested by the Company.  Such accounts, notes, data and records shall be the property of the Company, and upon its request, Employee will promptly surrender the same to it.

Upon the termination of his employment hereunder, Employee agrees to deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, accounts, calculations and copies thereof, which are the property of the Company or which relate in any way to proposed acquisition transactions (including property of the proposed target companies) or the business, products, practices or techniques of the Company, and all other property (e.g., computers and related equipment), trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company (or a supplier, customer, other business relation of the Company) or a proposed target company in an acquisition transaction, which in any of these cases are in his possession or under his control.

5.3.          Non-Compete.  Employee agrees that in addition to the non-competition restrictions set forth in the Purchase Agreement between Employee and Cantel dated as of July 1, 2005 that are binding on Employee in his capacity as a selling shareholder thereunder, during the Employment Period and for a period of two-years following the termination of Employee’s employment hereunder (the “Non-Complete/Non-Interference Period”), Employee will not, directly or indirectly, alone or with others, individually or through or by a corporate or other business entity in which he may be interested as a partner, shareholder, joint venturer, officer, director, employee or otherwise, own, manage, control, participate in, lend his name to, or render services to or for any business within the United States or Canada that is competitive with that of the Company, provided, however, that the foregoing shall not be deemed to prevent the ownership by Employee of up to three (3%) percent of any class of securities of any corporation which is regularly traded on any stock exchange or over-the-counter market.  Notwithstanding the definition of “Company” in the first paragraph of Section 5, for the purpose of this Agreement, a business activity competitive with the business of the Company shall include only the design, manufacture, marketing, sale, distribution or service of any of the following products:  (i) products designed, manufactured, marketed, sold, distributed or serviced by Crosstex or any subsidiary of Crosstex at any time during the Employment Period and (ii) any other product or product manufactured, marketed, sold, distributed or serviced by a Company other than Crosstex during the Employment Period where either (a) Employee has management or supervisory responsibility related thereto, or (b) such product is paper, plastic, or plastic derivative product manufactured or sold by Saf-T-Pak, or (c) such product is sold principally to the dental industry.

5.4.          Non-interference.  Employee further agrees that during the Non-Compete/Non-Interference Period, he will not without prior written consent of the President of Cantel (i) induce or attempt to induce any other employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any other employee, or (ii) induce or attempt to induce any customer, supplier, distributor or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, supplier, distributor, or other business relation and the Company.

5.5.          Enforcement.  Employee agrees that the remedy at law for any breach of the covenants contained in Article 5 of this Agreement would be difficult to ascertain and therefore, in the event of breach or threatened breach of any such covenants, the Company, in addition to any other remedy, shall each have the right to enjoin Employee from any threatened or actual activities in violation thereof and Employee hereby consents and agrees that temporary and permanent injunctive relief may be granted in any proceedings that may be brought to enforce any such covenants without the necessity of proof of actual damages.  If any portion of the restrictions set forth in Article 5 of this Agreement should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.  Employee declares that the territorial and time limitations set forth, as well as the scope of the restrictions, in Sections 5.3 and 5.4 above are reasonable and properly required for the adequate protection of the Company.  In the event any such territorial or time limitation or scope of restriction is deemed to be unreasonable by a court of competent jurisdiction, the parties agree to the reduction of the territorial or time limitation or scope of restriction to the area or period or scope that such court shall deem reasonable.

6.             Indemnification.  The Company undertakes, to the extent permitted by law, to indemnify and hold Employee harmless from and against all claims, damages, losses and expenses, including reasonable attorneys’ fees and disbursements, arising out of the performance by Employee of his duties pursuant to this Agreement, in furtherance of the Company’s business and within the scope of his employment pursuant to the terms of, and to the maximum extent permissible under, the indemnification provision of Cantel’s by-laws.

7.             Miscellaneous Provisions.

7.1.          Section headings are for convenience only and shall not be deemed to govern, limit, modify or supersede the provisions of this Agreement.

7.2.          This Agreement is entered into in the State of New York and shall be governed pursuant to the law of the State of New York.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall continue to be fully effective.  The party prevailing in any dispute in connection with this Agreement shall be entitled to be reimbursed for its reasonable counsel fees and expenses from the party not prevailing.

7.3.          This Agreement contains the entire agreement of the parties regarding this subject matter.  There are no contemporaneous oral agreements, and all prior understandings, agreements, negotiations and representations are merged herein.

7.4.          This Agreement may be modified only by means of a writing signed by the party to be charged with such modification.  Notwithstanding anything in this Agreement to the contrary, the Company expressly reserves the right to amend this Agreement, with Employee’s consent, to the extent necessary to comply with Code Section 409A, as it may be amended from time to time, and the regulations, notices and other guidance of general applicability issued thereunder.

7.5.          Notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed duly given upon receipt by the party to whom sent at the respective addresses set forth below or to such other address as any party shall hereafter designate to the other in writing delivered in accordance herewith:

If to the Company:

Crosstex International, Inc.

c/o Cantel Medical Corp.

150 Clove Road

Little Falls, NJ  07424

United States

Attention: General Counsel

If to Employee:

Gary Steinberg

6 Cypress Drive

Woodbury, New York 11797

7.6.          This Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, including, without limitation, any entity that may acquire all or substantially all of the Company’s assets and business or into which the Company may be consolidated or merged.  This Agreement may not be assigned by Employee.

7.7.          This Agreement may be executed in separate counterparts, including via facsimile, each of which shall constitute the original hereof.

7.8.          The execution and delivery of this Agreement by the Company has been authorized and approved by all requisite corporate action.

7.9.          Employee acknowledges and agrees that, other than this Agreement, any and all employment agreements, consulting agreements, severance agreements, change of control agreements, or similar agreements under which he (or any entity in which he controls or is a beneficial owner) and the Company are parties, are hereby terminated effective immediately and null and void without any further obligation or liability by or to either party.

IN WITNESS WHEREOF, the parties have set their hands as of the date first above written.

CROSSTEX INTERNATIONAL, INC.

By:	/s/ Mitchell Steinberg
Name: Mitchell Steinberg
Title: President

/s/ Gary Steinberg
GARY STEINBERG